Waverly, Inc.
                              1997 Annual Form 10-K
                                  Exhibit 10(K)

          Loan Agreement Between Waverly, Inc. and William M. Passano, Jr.
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This is an agreement  between Waverly,  Inc.("Company")  and William M. Passano,
Jr.("Stock Option Holder") dated January 19, 1998.

The Stock Option Holder wishes to exercise 26,000 option sahres as evidenced by the attached Election Form signed by the Stock Option Holder.

The Company agrees to advance the exercise price to the Employee in the amount of $204,750.00 (26,000 shares x $7.875 per share) referred to as "Loan".

The Stock Option Holder agrees to the following terms and conditions of the Loan.

1. The Company will hold the shares as collateral against the Loan.

2. The Stock Option Holder will pay interest on the Loan principal at an annual interest rate equal to the actual borrowing rate charged by First National Bank of Maryland to Waverly, Inc. during the period the Loan is outstanding.

3. The Stock Option Holder will repay the Loan and accrued interest no later than the time that such shares are sold. In any event, the Loan will be callable at such time as the Stock Option Holder is freely able to dispose of such shares. Dividends distributed during the loan period would be credited to the Company and affset against interest due on the loan.

Signed:  /s/E. Philip Hanlon                         Date:  1/19/98
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              Waverly, Inc.

Signed:  /s/William M. Passano, Jr.                  Date:  1/19/98
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              Stock Option Holder